                                                                   EXHIBIT 10.11


                                      LEASE


                                 BY AND BETWEEN

                                525 ALMANOR LLC,
                     A CALIFORNIA LIMITED LIABILITY COMPANY

                                   AS LANDLORD

                                       AND

                            SIMPLEX SOLUTIONS, INC.,
                             A DELAWARE CORPORATION

                                    AS TENANT


                                 MARCH 21, 1997


                  LEASE OF SPACE AT 521 ALMANOR, SUNNYVALE, CA


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                               TABLE OF CONTENTS

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ARTICLE 1         REFERENCE.................................................................        1

        1.1       References................................................................        1

ARTICLE 2         LEASED PREMISES, TERM AND POSSESSION......................................        4

        2.1       Demise Of Leased Premises.................................................        4

        2.2       Right To Use Outside Areas................................................        4

        2.3       Lease Commencement Date And Lease Term....................................        4

        2.4       Delivery Of Possession....................................................        4

        2.5       Performance Of Improvement Work; Acceptance Of Possession.................        5

        2.6       Surrender Of Possession...................................................        6

ARTICLE 3         RENT, LATE CHARGES AND SECURITY DEPOSITS..................................        7

        3.1       Base Monthly Rent.........................................................        7

        3.2       Additional Rent...........................................................        7

        3.3       Year-End Adjustments......................................................        8

        3.4       Late Charge, And Interest On Rent In Default..............................        8

        3.5       Payment Of Rent...........................................................        9

        3.6       Prepaid Rent..............................................................        9

        3.7       Security Deposit..........................................................        9

        3.8       Warrant...................................................................       10

ARTICLE 4         USE OF LEASED PREMISES AND OUTSIDE AREA...................................       10

        4.1       Permitted Use.............................................................       10

        4.2       General Limitations On Use................................................       10

        4.3       Noise And Emissions.......................................................       11

        4.4       Trash Disposal............................................................       11

        4.5       Parking...................................................................       11

        4.6       Signs.....................................................................       11

        4.7       Compliance With Laws And Private Restrictions.............................       12

        4.8       Compliance With Insurance Requirements....................................       13

        4.9       Landlord's Right To Enter.................................................       13

        4.10      Use Of Outside Areas......................................................       13

        4.11      Environmental Protection..................................................       14
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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        4.12      Rules And Regulations.....................................................       14

ARTICLE 5         REPAIRS, MAINTENANCE, SERVICES AND UTILITIES..............................       14

        5.1       Repair And Maintenance....................................................       14

                  (a) Tenant's Obligations..................................................       14

                  (b) Landlord's Obligation.................................................       15

        5.2       Utilities.................................................................       15

        5.3       Security..................................................................       15

        5.4       Energy And Resource Consumption...........................................       15

        5.5       Limitation Of Landlord's Liability........................................       16

ARTICLE 6         ALTERATIONS AND IMPROVEMENTS..............................................       16

        6.1       By Tenant.................................................................       16

        6.2       Ownership Of Improvements.................................................       17

        6.3       Alterations Required By Law...............................................       17

        6.4       Liens.....................................................................       18

ARTICLE 7         ASSIGNMENT AND SUBLETTING BY TENANT.......................................       18

        7.1       By Tenant.................................................................       18

        7.2       Merger Or Reorganization..................................................       19

        7.3       Landlord's Election.......................................................       19

        7.4       Conditions To Landlord's Consent..........................................       20

        7.5       Assignment Consideration And Excess Rentals Defined.......................       21

        7.6       Payments..................................................................       21

        7.7       Good Faith................................................................       21

        7.8       Effect Of Landlord's Consent..............................................       22

        7.9       Permitted Transfers Without Landlord's Consent............................       22

ARTICLE 8         LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY..........................       23

        8.1       Limitation On Landlord's Liability And Release............................       23

        8.2       Tenant's Indemnification Of Landlord......................................       23

ARTICLE 9         INSURANCE.................................................................       24

        9.1       Tenant's Insurance........................................................       24

        9.2       Landlord's Insurance......................................................       25
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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        9.3       Mutual Waiver Of Subrogation..............................................       26

ARTICLE 10        DAMAGE TO LEASED PREMISES.................................................       26

        10.1      Landlord's Duty To Restore................................................       26

        10.2      Insurance Proceeds........................................................       27

        10.3      Landlord's Right To Terminate.............................................       27

        10.4      Tenant's Right To Terminate...............................................       27

        10.5      Tenant's Waiver...........................................................       28

        10.6      Abatement Of Rent.........................................................       28

ARTICLE 11        CONDEMNATION..............................................................       28

        11.1      Tenant's Right To Terminate...............................................       28

        11.2      Landlord's Right To Terminate.............................................       28

        11.3      Restoration...............................................................       28

        11.4      Temporary Taking..........................................................       29

        11.5      Division Of Condemnation Award............................................       29

        11.6      Abatement Of Rent.........................................................       29

        11.7      Taking Defined............................................................       29

ARTICLE 12        DEFAULT AND REMEDIES......................................................       29

        12.1      Events Of Tenant's Default................................................       29

        12.2      Landlord's Remedies.......................................................       30

        12.3      Landlord's Default And Tenant's Remedies..................................       32

        12.4      Limitation Of Tenant's Recourse...........................................       32

        12.5      Tenant's Waiver...........................................................       33

ARTICLE 13        GENERAL PROVISIONS........................................................       33

        13.1      Taxes On Tenant's Property................................................       33

        13.2      Holding Over..............................................................       34

        13.3      Subordination To Mortgages................................................       34

        13.4      Tenant's Attornment Upon Foreclosure......................................       34

        13.5      Mortgagee Protection......................................................       34

        13.6      Estoppel Certificate......................................................       35

        13.7      Tenant's Financial Information............................................       35
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        13.8      Transfer By Landlord......................................................       35

        13.9      Force Majeure.............................................................       36

        13.10     Notices...................................................................       36

        13.11     Attorneys' Fees...........................................................       36

        13.12     Definitions...............................................................       37

                  (a) Real Property Taxes...................................................       37

                  (b) Landlord's Insurance Costs............................................       37

                  (c) Property Maintenance Costs............................................       38

                  (d) Property Operating Expenses...........................................       38

                  (e) Law...................................................................       38

                  (f) Lender................................................................       38

                  (g) Private Restrictions..................................................       38

                  (h) Rent..................................................................       39

        13.13     General Waivers...........................................................       39

        13.14     Miscellaneous.............................................................       39

ARTICLE 14        CORPORATE AUTHORITY BROKERS AND ENTIRE AGREEMENT..........................       40

        14.1      Corporate Authority.......................................................       40

        14.2      Brokerage Commissions.....................................................       40

        14.3      Entire Agreement..........................................................       40

        14.4      Landlord's Representations................................................       40

ARTICLE 15        OPTIONS TO EXTEND.........................................................       40

ARTICLE 16        OPTIONS TO EXPAND.........................................................       43

        16.1      Right of First Offer......................................................       43

        16.2      Termination of Right of First Offer.......................................       44

ARTICLE 17        TELEPHONE SERVICE.........................................................       44

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                                      D-iv
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                                      LEASE


        THIS LEASE, dated March 21, 1997 for reference purposes only, is made by and between 525 ALMANOR LLC, a California limited liability company ("Landlord") and Simplex Solutions, Inc., a Delaware corporation ("Tenant"), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the "Effective Date of this Lease").


                                    ARTICLE 1

                                    REFERENCE

        1.1 REFERENCES. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

        Tenant's Address for Notice:       Simplex Solutions, Inc.
                                           521 Almanor Avenue
                                           Sunnyvale, CA 94086

        Tenant's Representative:           Mr. Mark Bagby

        Landlord's Address for Notices:    c/o Menlo Equities LLC
                                           2180 Sand Hill Road
                                           Suite 100
                                           Menlo Park, California  94025

        Landlord's Representative:         Henry Bullock/Richard Holmstrom
        Phone Number:                      (415) 854-4421

        Intended Commencement Date:        May 15, 1997

        Intended Term:                     Sixty (60) months

        Lease Expiration Date:             May 31, 2002, unless earlier
                                           terminated by Landlord in accordance
                                           with the terms of this Lease, or
                                           extended pursuant to the terms of
                                           this Lease.

        Options to Renew:                  One option to renew, for a term of
                                           five (5) years.

        First Month's Prepaid Rent:        $24,593.10

        Tenant's Security Deposit:         $301,908.60 (See Section 3.7)

        Tenant's Share:                    16.74% for Initial Premises
                                           17.5% for Additional Space
                                           65.76% for Expansion Space

        Late Charge Amount:                Five Percent (5%) of the Delinquent
                                           Amount

        Tenant's Required Liability
        Coverage:                          $3,000,000 Combined Single Limit

        Broker(s):                         Colliers Parrish International, Inc.

        Property:                          That certain real property situated
                                           in the City of Sunnyvale, County of
                                           Santa Clara, State of California, as
                                           presently improved with one building
                                           (the "Building"), which real property
                                           is shown on the Site Plan attached
                                           hereto as Exhibit "A" and is commonly
                                           known as or otherwise described as
                                           follows: 521 Almanor Avenue,
                                           Sunnyvale, California, 94086.

        Building:                          That certain Building within
                                           the Property in which the
                                           Leased Premises are located,
                                           which Building is shown on
                                           Exhibit "A" hereto,
                                           consisting of approximately
                                           85,680 square feet.

        Outside Areas:                     The "Outside Areas" shall mean all
                                           areas within the Property which are
                                           located outside the Building, such as
                                           pedestrian walkways, parking areas,
                                           landscaped area, open areas and
                                           enclosed trash disposal areas,
                                           excluding, however, the existing
                                           water tank located thereon, for which
                                           Tenant shall have no responsibility
                                           of any kind.

        Leased Premises:                   That portion of the interior space
                                           within the Building, consisting of
                                           approximately 29,340 square feet (and
                                           for purposes of this Lease, agreed to
                                           contain said number of square feet)
                                           shown on Exhibit A. The Leased
                                           Premises are comprised of two parts;
                                           the Initial Premises and the
                                           Additional Space (both defined
                                           below).

        Initial Premises:                  The portion of the Leased Premises
                                           containing 14,340 square feet and
                                           delineated
                                           on Exhibit A, which Tenant will
                                           occupy at the inception of the Lease
                                           Term.

        Additional Space:                  The portion of the Leased Premises
                                           containing 15,000 square feet and
                                           also delineated on Exhibit A, which
                                           Tenant will occupy upon substantial
                                           completion of the Improvement Work in
                                           accordance with the Work Letter.

        Expansion Space:                   The portion of the Building, as
                                           defined in Section 16.1, below.

        Base Monthly Rent:                 The term "Base Monthly Rent" shall
                                           mean the following:

                                           $24,593.10 per month from the Lease
                                           Commencement Date until Landlord
                                           delivers the Additional Space to
                                           Tenant in accordance with the terms
                                           of this Lease. Upon the earlier of
                                           July 14, 1997 or substantial
                                           completion of the tenant improvements
                                           to the Additional Space in accordance
                                           with the Work Letter, the Base
                                           Monthly Rent shall increase to
                                           $50,318.10, through the twelfth month
                                           of the Lease Term. Base Monthly Rent
                                           shall be increased in the following
                                           manner for the periods described
                                           below:

                                           Months 13-24: $52,078.50
                                           Months 25-36: $53,838.90
                                           Months 37-48: $55,892.70
                                           Months 49-60: $57,653.10

        Warrant: That certain warrant to purchase 20,000 shares of Tenant's Series D preferred shares at $3.36 per share, exercisable at any time up through and including May 31, 2002, as described in Section 3.8, in the form attached hereto as Exhibit D.

        Parking:                           Nonexclusive use of 114 spaces.

        Use:                               Office, research and development,
                                           storage.

        Exhibits:                          The term "Exhibits" shall mean the
                                           Exhibits of this Lease which are
                                           described as follows:

                                           Exhibit "A" - Site Plan showing the
                                           Property and delineating the Building
                                           in which the Leased Premises are
                                           located, the Initial Premises and the
                                           Additional Space.

                                           Exhibit "B" - Floor Plan outlining
                                           the Leased Premises

                                           Exhibit "C" - Work Letter

                                           Exhibit "D" - Form of Warrant

                                    ARTICLE 2

                      LEASED PREMISES, TERM AND POSSESSION

        2.1 DEMISE OF LEASED PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for Tenant's own use in the conduct of Tenant's business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises, reserving and excepting to Landlord the right to fifty percent (50%) of all assignment consideration and excess rentals as provided in Article 7 below. Tenant's lease of the Leased Premises, together with the appurtenant right to use the Outside Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws governing the use of the Leased Premises and the Property, (iii) all Private Restrictions, easements and other matters now of public record respecting the use of the Leased Premises and Property, and
(iv) all reasonable rules and regulations from time to time established by Landlord.

        2.2 RIGHT TO USE OUTSIDE AREAS. As an appurtenant right to Tenant's right to the use and occupancy of the Leased Premises, Tenant shall have the right to use the Outside Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designated and intended and for no other purposes whatsoever, such right to in common with other tenants of the Building. Tenant's right to so use the Outside Areas shall be subject to the limitations on such use as set forth in Article 1 and shall terminate concurrently with any termination of this Lease.

        2.3 LEASE COMMENCEMENT DATE AND LEASE TERM. Subject to Paragraph 2.4 below, the term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on the Intended Commencement Date, as set forth in
Article 1 (the "Lease Commencement Date"). The term of this Lease shall in all events end on the Lease Expiration Date (as set forth in Article 1). The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the "Lease Term").

        2.4 DELIVERY OF POSSESSION.



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


             (a) Landlord shall deliver possession of the Initial Premises to Tenant upon vacation of the Initial Premises by the current tenant, which is anticipated to be no later than May 12, 1997.

             (b) Landlord shall deliver possession of the Additional Space to Tenant at such time as the Improvement Work (as defined in Paragraph 2.5 below) is substantially completed pursuant to the Work Letter.

             (c) If Landlord is unable to deliver possession of the Initial Space to Tenant by May 12, 1997, or the Additional Space, in the agreed condition, to Tenant by July 14, 1997, Landlord shall not be in default under this Lease, nor shall this Lease be void, voidable or cancelable by Tenant until October 15, 1997 (the "delivery grace period"); however, if Landlord's inability to so deliver the Leased Premises to Tenant is caused by the existing tenant's hold over in the Leased Premises beyond the term of its current lease or by Landlord's gross negligence or willful misconduct, the Lease Commencement Date shall not be deemed to have occurred until the actual date of delivery. Additionally, the delivery grace period above set forth shall be extended for such number of days as Landlord may be delayed in delivering possession of the Leased Premises, or any portion thereof, to Tenant by reason of Force Majeure or the action or inaction of Tenant. If Landlord is unable to deliver possession of the Leased Premises in the agreed condition to Tenant within the described delivery grace period (including any extension thereof by reason of Force Majeure or the actions or inactions of Tenant), then Tenant's sole remedy shall be to terminate this Lease, and in no event shall Landlord be liable in damages to Tenant for such delay. Tenant may not terminate this Lease at any time after the date Landlord notifies Tenant that the Leased Premises have been put into the agreed condition and are available for delivery to Tenant, unless Landlord's notice is not given in good faith.

        2.5 PERFORMANCE OF IMPROVEMENT WORK; ACCEPTANCE OF POSSESSION.

             (a) Tenant acknowledges that Landlord has not agreed to perform any improvement work in the Initial Premises, and that upon delivery of the Initial Premises to Tenant, Tenant shall be deemed to have accepted the Initial Premises in their then current "as-is" condition, subject to Landlord's obligation to deliver in good working order the roof surface and all existing plumbing, lighting, heating, ventilating and air conditioning systems within the Leased Premises. If, within thirty (30) days of delivery of the Initial Premises, or within thirty (30) days of delivery of the Additional Space, any building system is not in the condition required by the foregoing sentence, Tenant shall so notify Landlord, and Landlord shall have the system repaired at no cost to Tenant.

             (b) Landlord shall, pursuant to the work letter attached to and made a part of this Lease (the "Work Letter"), perform the work and make the installations in the Additional Space substantially as set forth in the Work Letter (such work and installations hereinafter referred to as the "Improvement Work"). Without limiting the foregoing, Landlord agrees to deliver in good working order the roof surface and all existing plumbing, lighting, heating, ventilating and air conditioning systems within the Additional Space. If any dispute arises as to whether the Additional Space is substantially completed and ready for Tenant's occupancy, a certificate furnished by the Construction Manager (as defined in the Work Letter) certifying the date of substantial completion shall be conclusive of that fact and date and binding upon

Landlord and Tenant. It is agreed that by occupying the Additional Space, Tenant formally accepts same and acknowledges that the Additional Space is in the condition called for hereunder, subject to normal punchlist items specified by Tenant to Landlord in writing within ten (10) days of such occupancy, which punchlist items Landlord shall repair at no cots to Tenant.

        2.6 SURRENDER OF POSSESSION. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Building and shall remove all of Tenant's equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises, the Building, the Outside Areas and the Property to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear, acts of God, condemnation, Excluded Hazardous Materials (defined in Section 4.7, below), and alterations with respect to which Landlord has not reserved the right to require removal excepted. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Tenant's removal of Tenant's property. Tenant shall patch and refinish, to Landlord's reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord's approval or not. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and, the paved surfaces of the Outside Areas and, where necessary and subject to the provisions of Section 13.12(c), pay Tenant's Share of the costs to replace or resurface same. In addition, if directed to do so by Landlord at the time Tenant requests Landlord's consent to any improvements constructed or installed by or on behalf of Tenant (including without limitation the improvements contemplated by the Work Letter) Tenant shall, upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Tenant and repair all damage caused by such removal. It is understood and agreed that unless Tenant's request for consent includes the following statement in bold type, Landlord shall be deemed to have reserved its right to require removal at the end of the term: "PURSUANT TO SECTION 2.6 OF OUR LEASE, UNLESS YOU, THE LANDLORD, STATE IN RESPONSE TO THIS REQUEST FOR CONSENT TO OUR INSTALLATION OF IMPROVEMENTS THAT YOU WILL REQUIRE REMOVAL OF SUCH IMPROVEMENTS AT THE END OF THE LEASE, YOU WILL BE DEEMED TO HAVE WAIVED YOUR ABILITY TO REQUIRE SUCH REMOVAL." If the Leased Premises, the Building, the Outside Areas and the Property are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant's expense, so remove Tenant's signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant's expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Outside Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the then maximum rate of interest not prohibited or made usurious by law until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within twenty (20) days of Landlord's billing Tenant for same. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation, any claims made by any succeeding Tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants.



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

                                    ARTICLE 3

                    RENT, LATE CHARGES AND SECURITY DEPOSITS

        3.1 BASE MONTHLY RENT. Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, the amounts set forth as "Base Monthly Rent" in Article 1 (the "Base Monthly Rent").

        3.2 ADDITIONAL RENT. Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, in addition to the Base Monthly Rent and to the extent not required by Landlord to be contracted for and paid directly by Tenant, Tenant shall pay to Landlord as additional rent (the "Additional Rent") the following amounts:

             (a) An amount equal to Tenant's Share of all Property Operating Expenses (as defined in Article 13) incurred by Landlord. It is understood and acknowledged that so long as only the Initial Premises has been delivered to Tenant, Tenant's Share shall be 16.74%. When the Additional Space is delivered to Tenant, Tenant's Share shall be increased to 34.24%, and if Tenant exercises its right to take the Expansion Space, when the Expansion Space is delivered to Tenant, Tenant's Share shall be increased to 100%. Payment shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designated by Landlord:

                    (i) Landlord may forward invoices or bills for such expenses to Tenant, and Tenant shall, no later than ten (10) days prior to the due date, pay such invoices or bills and deliver satisfactory evidence of such payment to Landlord, and/or

                    (ii) Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, Tenant's Share of the amount of such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay to Landlord Tenant's Share of the amount of such expenses within twenty (20) days after receipt of a written bill therefor from Landlord, and/or

                    (iii) Landlord may deliver to Tenant Landlord's reasonable estimate of any given expense (such as Landlord's Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to Tenant's Share of the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent.

Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the periodic basis on which such expenses are billed.

             (b) Landlord's share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.

             (c) Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

             (d) Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

        3.3 YEAR-END ADJUSTMENTS. If Landlord shall have elected to bill Tenant for Tenant's Share of Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a)(iii) above, Landlord shall furnish to Tenant within three months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within twenty (20) days from Landlord's billing of same to Tenant. Within thirty (30) days after receipt of Landlord's statement setting forth actual Property Operating Expenses (the "Statement"), Tenant shall have the right to audit at Landlord's local offices, at Tenant's expense, Landlord's accounts and records relating to Property Operating Expenses. Such audit shall be conducted by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld or delayed. If such audit reveals that Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within thirty (30) days after the audit is concluded. If Tenant fails to exercises its right to audit within the time period described above, the Statement shall be deemed correct. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

        3.4 LATE CHARGE, AND INTEREST ON RENT IN DEFAULT. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefor, if any installment of Base Monthly Rent is not received by Landlord from Tenant within ten calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the "Late Charge Amount," and if any Additional Rent is not received by Landlord within ten calendar days after same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 5% of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of 10 calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said tenth day at the then maximum rate of interest not prohibited or made usurious by Law until paid.

        3.5 PAYMENT OF RENT. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant's obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had Tenant failed to pay the Base Monthly Rent when due.

        3.6 PREPAID RENT. Tenant shall, upon execution of this Lease, pay to Landlord the amount set forth in Article 1 as "First Month's Prepaid Rent" as prepayment of rent for credit against the first payment of Base Monthly Rent due hereunder.

        3.7 SECURITY DEPOSIT. Tenant has deposited with Landlord the amount set forth in Article 1 as the "Security Deposit", either in cash or in the form of an irrevocable unconditional letter of credit in form and substance satisfactory to Landlord, as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (ii) to repair damage to the Leased Premises, the Building or the Outside Areas caused or permitted to occur by Tenant; (iii) to clean and restore and repair the Leased Premises, the Building or the Outside Areas following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2, and (iv) to remedy any other default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant's behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant's request to the Leased Premises. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum. If Tenant fails to promptly restore the Security Deposit and if Tenant shall have paid to Landlord any sums as "Last Month's Prepaid Rent," Landlord may, in addition to any other remedy Landlord may have under this Lease, reduce the amount of Tenant's Last Month's Prepaid Rent by transferring all or portions of such Last Month's Prepaid Rent to Tenant's Security Deposit until such Security Deposit is restored to the amount set forth in Article 1. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord's ordinary business and shall not be required to segregate it from Landlord's general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building or the Property during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the



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

Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of ninety days following a surrender of the Leased Premises by Tenant to Landlord within which to inspect the Leased Premises, make required restorations and repairs, receive and verify workmen's billings therefor, and prepare a final accounting with respect to the Security Deposit. In no event shall the Security Deposit or any portion thereof, be considered prepaid rent.

        3.8 WARRANT. As additional consideration, and in order to induce Landlord to enter into this Lease, Tenant agrees to deliver to Landlord, concurrently with the delivery to Landlord of this executed Lease, a warrant permitting Landlord to purchase 20,000 shares of Tenant's Series D preferred shares, at an exercise price of $3.36, at any time up through and including May 31, 2002, such warrant to be in the form attached hereto as Exhibit D.

                                    ARTICLE 4

                     USE OF LEASED PREMISES AND OUTSIDE AREA

        4.1 PERMITTED USE. Tenant shall be entitled to use the Leased Premises solely for the "Permitted Use" as set forth in Article 1 and for no other purpose whatsoever. Tenant shall continuously and without interruption use the Leased Premises for such purpose for the entire Lease Term. Any discontinuance of such use for a period of sixty consecutive calendar days shall be, at Landlord's election, a default by Tenant under the terms of this Lease. Tenant shall have the right to use the Outside Areas, in common with other tenants of the Building, in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.

        4.2 GENERAL LIMITATIONS ON USE. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Outside Areas or the Property which does or could (i) jeopardize the structural integrity of the Building, (ii) cause damage to any part of the Leased Premises, the Building, the Outside Areas or the Property, or (iii) interfere with the rights of other tenants of the Building. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or servicing the Leased Premises or the Building, or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or roof of the Leased Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable, hazardous, toxic or harmful substances or materials in the drainage systems of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant shall not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building, the Outside Areas or the Property.

        4.3 NOISE AND EMISSIONS. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy the occupants and/or users of other portions of the Building or adjacent properties. All dust, fumes, odors and other emissions generated by Tenant's use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of other portions of the Building or adjacent properties, or cause any damage to the Leased Premises, the Building, the Outside Areas or the Property or any component part thereof or the property of adjacent property owners.

        4.4 TRASH DISPOSAL. Tenant shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas shall be stored in such a manner so that it is not visible from outside of such areas, and Tenant shall cause such trash, garbage and waste to be regularly removed from the Property in a clean, safe and neat condition free and clear of all trash, garbage, waste and/or boxes, pallets and containers containing same at all times.

        4.5 PARKING. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Outside Areas or on any portion of the Property. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Property in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) day (or any applicable statutory notice period, if longer than one (1) day) to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Property. Tenant acknowledges that Landlord reserves the right from time to time to reconfigure the parking areas so long as such reconfiguration is in compliance with applicable laws and does not decrease the number of parking spaces allocated to Tenant, unless the total number of parking spaces on the Property is diminished as a result of Landlord's obligation to comply with applicable law or as a result of condemnation and such reduction is allocated proportionally among all tenants of the Property.

        4.6 SIGNS. Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises. Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any business identification sign which is visible from the exterior of the Leased Premises until Landlord shall have approved in writing and in its sole reasonable discretion the location, size, content, design, method of attachment and material to be used in the making of such sign. Any sign, once approved by Landlord, shall be installed at Tenant's sole cost and expense and only in strict compliance with Landlord's approval, using a person approved by Landlord to install same. Landlord may remove any signs (which have not been approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Leased Premises, the exterior of the Building, the Outside Areas or the Property and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Tenant shall remove all of Tenant's signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord's reasonable satisfaction, upon the termination of this Lease.

        4.7 COMPLIANCE WITH LAWS AND PRIVATE RESTRICTIONS. Tenant shall not store, use or dispose of any Hazardous Materials on the Leased Premises, except for normal office and cleaning products in amounts customary for the type of use permitted by this Lease, and used in compliance with all applicable laws.

        Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting Tenant's use and occupancy of the Leased Premises, the Building, the Outside Areas or the Property including, without limitation, all Laws governing Hazardous Materials (except Excluded Hazardous Materials), and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant's failure to so abide, observe, or comply.

        For the purposes of this Lease, "Hazardous Materials" shall be defined, collectively, as oil, flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, (a) any substance defined as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance", or "air pollutant" in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq., the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., or the Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601, et seq., all as previously amended and amended hereafter; and (b) any hazardous substance, hazardous waste, toxic substance, toxic waste, air pollutant, hazardous material, waste, chemical, or compound described in any other federal, state, or local statute, ordinance, code, rule, regulation, order, decree or other law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous substance, chemical, material, compound or waste.

        Tenant releases Landlord from any liability for, waives all claims against Landlord and shall indemnify, defend and hold harmless Landlord, its employees, members and partners, against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonable attorney fees), damage or liability, by reason of property damage, personal injury or death directly arising from or related to Hazardous Materials released, manufactured, discharged, disposed, used or stored on, in, or under the Leased Premises, the Building, the Outside Areas or the Property during the Term and any extensions of this Lease, regardless of who caused the same, except for the following (which shall be referred to herein as "Excluded Hazardous Materials") (i) (A) originating on property which is not leased, owned or otherwise used or controlled by Tenant and (B) which migrates through the air, groundwater or otherwise to Leased Premises, the Building, the Outside Areas or the Property from a site which is not leased, owned or otherwise controlled by Tenant, or (ii) which was present on Leased Premises, the Building, the Outside Areas or the Property immediately prior to the Commencement Date and was not caused by Tenant, its contractors, employees, invitees, subtenants, agents, assignees, licensees or servants.

        Any costs and expenses relating to Excluded Hazardous Materials shall be excluded from Property Operating Expenses and Landlord shall not seek to recover from Tenant any cost or expense incurred by Landlord in connection with any Excluded Hazardous Materials.

        The provisions of this Tenant Indemnity regarding Hazardous Materials shall survive the termination of the Lease.

        4.8 COMPLIANCE WITH INSURANCE REQUIREMENTS. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provision of this Lease, copies of which have been or will, upon Tenant's written request therefor, be provided to Tenant, Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

        4.9 LANDLORD'S RIGHT TO ENTER. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant reasonable notice and subject to Tenant's reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant's obligations when Tenant has failed to do so. Landlord shall have the right to enter the Leased premises during normal business hours (or as otherwise agreed), for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter the Outside Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Outside Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least thirty days' prior written notice of any work to be performed on the Leased Premises); and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Outside Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof.

        4.10 USE OF OUTSIDE AREAS. Tenant, in its use of the Outside Areas, shall at all times keep the Outside Areas in a safe condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Outside Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use.

        4.11 ENVIRONMENTAL PROTECTION. Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

        4.12 RULES AND REGULATIONS. Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto respecting the use of the Building, Leased Premises and the Outside Areas for the care and orderly management of the Property. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or additions thereto, Tenant shall comply with such rules and regulations. A violation by Tenant of any of such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant of the Property. Landlord shall apply such rules and regulations fairly.

                                    ARTICLE 5

                  REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

        5.1 REPAIR AND MAINTENANCE. Except in the case of damage to or destruction of the Leased Premises, the Building, the Outside Areas or the Property caused by an act of God or other peril, in which case the provisions of
Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Outside Areas, and the Property.

             (a) TENANT'S OBLIGATIONS. Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof including, without limiting the generality of the foregoing,
(i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps and all heating, ventilating and air conditioning equipment, and (vi) all entranceways to the Leased Premises. Tenant shall, at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Outside Areas or the Property caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant's expense with glass of the same kind, size and quality.

             (b) LANDLORD'S OBLIGATION. Landlord shall, at all times during the Lease Term, maintain in good condition and repair the foundation, roof structure, load-bearing and exterior walls of the Building, and shall periodically sweep and clean the driveways and parking areas. Landlord shall cause a licensed heating, ventilating and air conditioning contractor to regularly and periodically (not less frequently than every two months) inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises, and charge to Tenant, as Additional Rent, the cost thereof, or Tenant's Share thereof if the equipment and systems serve the whole Building. Landlord shall cause a licensed roofing contractor to regularly and periodically (not less frequently than every two months) inspect and perform required maintenance on the roof of the Leased Premises and the Building and charge to Tenant, as Additional Rent, Tenant's Share of the cost thereof. The provisions of this subparagraph (b) shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article 3 (to the extent permitted pursuant to Article 3), the costs incurred by Landlord in performing such maintenance and/or making such repairs.

        5.2 UTILITIES. Tenant shall arrange at its sole cost and expense and in its own name, for the supply of gas and electricity to the Leased Premises. In the event that such services are not separately metered, Tenant shall, at its sole expense, cause such meters to be installed. Landlord shall maintain the water meter(s) in its own name; provided, however, that if at any time during the Lease Term Landlord shall require Tenant to put the water service in Tenant's name, Tenant shall do so at Tenant's sole cost. Tenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant and whether or not the existing water, gas and electrical distribution systems within the Building and the Leased Premises are adequate for Tenant's needs. Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Leased Premises and the Property are adequate for Tenant's needs. Tenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Leased Premises, irrespective of whether or not the services are maintained in Landlord's or Tenant's name.

        5.3 SECURITY. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Outside Areas or the Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant's property or Tenant's employees, invitees or contractors. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same.

        5.4 ENERGY AND RESOURCE CONSUMPTION. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

        5.5 LIMITATION OF LANDLORD'S LIABILITY. Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant's property or loss of Tenant's business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord's failure to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Outside Areas, or the protection of Tenant's property or Tenant's employees, invitees, agents or contractors, or (ii) Landlord's failure to perform any maintenance or repairs to the Leased Premises, the Building, the Outside Areas or the Property until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Outside Areas or the Property from whatever cause (other than Landlord's sole active negligence or willful misconduct or that of Landlord's agents, employees or contractors), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

                                    ARTICLE 6

                          ALTERATIONS AND IMPROVEMENTS

        6.1 BY TENANT. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval may be withheld in Landlord's sole but reasonable discretion. All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant's expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord (which approval shall not be unreasonably withheld or delayed), in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at lease five business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder's risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Outside Areas or the exterior or structural components of the

Building including, without limitation, any cuts or penetrations in the floor, roof or exterior walls of the Leased Premises. As used in this Article, the term "modifications, alterations and/or improvements" shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. Notwithstanding the foregoing, Tenant, without Landlord's prior written consent, shall be permitted to make non-structural alterations to the Building, provided that: (a) such alterations do not exceed $10,000 individually or $100,000 in the aggregate, (b) Tenant shall timely provide Landlord the notice required pursuant to Paragraph
4.9 above, (c) Tenant shall notify Landlord in writing within thirty (30) days of completion of the alteration and deliver to Landlord a set of the plans and specifications therefor, either "as built" or marked to show construction changes made, and (d) Tenant shall, upon Landlord's request, remove the alteration at the termination of the Lease and restore the Leased Premises to their condition prior to such alteration.

        6.2 OWNERSHIP OF IMPROVEMENTS. All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord's written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures, shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2, in which case Tenant shall so remove same. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord's expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

        6.3 ALTERATIONS REQUIRED BY LAW. Tenant shall make all modifications, alterations and improvements to the Leased Premises, at its sole cost, that are required by any Law because of (i) Tenant's use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, (ii) Tenant's application for any permit or governmental approval, or (iii) Tenant's making of any modifications, alterations or improvements to or within the Leased Premises. If Landlord shall, at any time during the Lease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building or the Property, the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to the greater of (a) 12%, or (b) the sum of that rate quoted by Wells Fargo Bank, N.T. & S.A. from time to time as its prime rate, plus two percent (2%) ("Wells Prime Plus Two"), shall be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost (as defined in Section 13.12).

        6.4 LIENS. Tenant shall keep the Property and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant's interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within ten days after the same has been recorded. Tenant's failure to do so shall be conclusively deemed a material default under the terms of this Lease.

                                    ARTICLE 7

                       ASSIGNMENT AND SUBLETTING BY TENANT

        7.1 BY TENANT. Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, whether voluntarily or by operation of Law, without Landlord's prior written consent which shall not be unreasonably withheld or delayed. Any attempted subletting or assignment without Landlord's prior written consent, at Landlord's election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant's interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

             (a) the proposed assignee or sublessee is a governmental agency;

             (b) in Landlord's reasonable judgment, the use of the Premises by the proposed assignee or sublessee would involve occupancy by other than primarily general office or software engineering personnel, would entail any alterations which would lessen the value of the leasehold improvements in the Leased Premises, or would require increased services by Landlord;

             (c) in Landlord's reasonable judgment, the financial worth of the proposed assignee or sublessee is less than that of Tenant or does not meet the credit standards applied by Landlord;

             (d) the proposed assignee or sublessee has been in material default under a lease, has been in litigation with a previous landlord, or in the ten years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

             (e) Landlord has experienced a previous default by or is in litigation with the proposed assignee or sublessee;

             (f) in Landlord's reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Lease;

             (g) the use of the Leased Premises by the proposed assignee or sublessee will violate any applicable law, ordinance or regulation;

             (h) the proposed assignee or sublessee is, as of the date of this Lease, a tenant in the Building;

             (i) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7;

             (j) Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three or more occasions during the 12 months preceding the date that Tenant shall request consent; or

             (k) in the case of a subletting of less than the entire Premises, if the subletting would result in the division of the Premises into more than two subparcels or would require improvements to be made outside of the Leased Premises.

        7.2 MERGER OR REORGANIZATION. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of Tenant, shall be deemed a voluntary assignment of Tenant's interest in this Lease. The phrase "controlling percentage" means the ownership of and the right to vote stock possessing more than fifty percent of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant's interest in this Lease.

        7.3 LANDLORD'S ELECTION. If Tenant shall desire to assign its interest under the Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises but not sooner than one hundred eighty days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the property assignee's or sublessee's intended use of the Leased Premises, current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) of such proposed assignee or sublessee, the form of documents to be used in effectuating such assignment or subletting and such other information as Landlord may reasonably request. Landlord shall have a period of ten (10) business days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant's compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused, or (iii) terminate this Lease as to the portion (including all) of the Leased Premises that is the subject of the proposed assignment or subletting. During such ten (10) business day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee.

        7.4 CONDITIONS TO LANDLORD'S CONSENT. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:

             (a) Landlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.

             (b) Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant which relate to space being subleased.

             (c) Tenant having fully and completely performed all of its obligations under the terms of this Lease through and including the date of such assignment or subletting.

             (d) Tenant having reimbursed to Landlord all reasonable costs and reasonable attorneys' fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting or assignment.

             (e) Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.

             (f) Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord fifty percent (50%) of all assignment consideration or excess rentals to be paid to Tenant or to any other on Tenant's behalf or for Tenant's benefit for such assignment or subletting as follows:

                    (i) If Tenant assigns its interest under this Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to fifty percent (50%) of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee; or

                    (ii) If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant's assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's assignee jointly agree to pay to Landlord an amount equal to fifty percent (50%) of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid.

                    (iii) If Tenant subleases the Leased Premises, that Tenant and Tenant's sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's sublessee jointly agree to pay to Landlord fifty percent (50%) of all excess rentals to be paid by such sublessee as and when such excess rentals are so paid.

        7.5 ASSIGNMENT CONSIDERATION AND EXCESS RENTALS DEFINED. For purposes of this Article, including any amendment to this Article by way of addendum or other writing, the term "assignment consideration" shall mean all consideration to be paid by the assignee to Tenant or to any other party on Tenant's behalf or for Tenant's benefit as consideration for such assignment, without deduction for any commissions paid by Tenant or any other costs or expenses (including, without limitation, tenant improvements, capital improvements, building upgrades, permit fees, attorneys' fees, and other consultants' fees) incurred by Tenant in connection with such assignment, and the term "excess rentals" shall mean all consideration to be paid by the sublessee to Tenant or to any other party on Tenant's behalf or for Tenant's benefit for the sublease of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the same period, without deduction for any commissions paid by Tenant or any other costs or expenses (including, without limitation, tenant improvements, capital improvements, building upgrades, permit fees, attorneys' fees, and other consultants' fees) incurred by Tenant in connection with such sublease. Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article now is and shall then be the property of Landlord and not the property of Tenant.

        7.6 PAYMENTS. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant's assignee or sublessee makes each such payment to Landlord, Tenant or Tenant's assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

        7.7 GOOD FAITH. The rights granted to Tenant by this Article are granted in consideration of Tenant's express covenant that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant's personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this covenant, Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

        7.8 EFFECT OF LANDLORD'S CONSENT. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments of Tenant's interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord.

        7.9 PERMITTED TRANSFERS WITHOUT LANDLORD'S CONSENT. Notwithstanding anything to the contrary contained in this Lease, no consent of Landlord shall be required for an assignment or subletting to an entity which will have, following the assignment or subletting, a market capitalization of not less than $100,000,000, and cash or cash equivalents of not less than $10,000,000.

                                    ARTICLE 8

                LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

        8.1 LIMITATION ON LANDLORD'S LIABILITY AND RELEASE. Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners, principals, members, officers, agents, employees, lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant, Tenant's agents, employees, contractors or invitees, any damage to Tenant's property, or any loss to Tenant's business, loss of Tenant's profits or other financial loss of Tenant resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property or the Outside Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was proximately caused by Landlord's sole active negligence or willful misconduct (or that of its agents, employees or contractors), or Landlord's failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.

        8.2 TENANT'S INDEMNIFICATION OF LANDLORD. Tenant shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party occurring within the Leased Premises or resulting from Tenant's use or occupancy of the Leased

Premises, the Building or the Outside Areas, or resulting from Tenant's activities in or about the Leased Premises, the Building, the Outside Areas or the Property, and Tenant shall indemnify and hold Landlord, Landlord's partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the active negligence or willful misconduct of Landlord, its agents employees or contractors. This indemnity agreement shall survive until the latter to occur of
(i) the date of the expiration, or sooner termination, of this Lease, or (ii) the date Tenant actually vacates the Leased Premises.

                                    ARTICLE 9

                                    INSURANCE

        9.1 TENANT'S INSURANCE. Tenant shall maintain insurance complying with all of the following:

             (a) Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

                    (i) Comprehensive general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant's use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, or resulting from Tenant's activities in or about the Leased Premises or the Property, with coverage in an amount equal to Tenant's Required Liability Coverage (as set forth in Article 1), which insurance shall contain a "broad form liability" endorsement insuring Tenant's performance of Tenant's obligations to indemnify Landlord as contained in this Lease.

                    (ii) Fire and property damage insurance in so-called "fire and extended coverage" form insuring Tenant against loss from physical damage to Tenant's personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;

                    (iii) Plate glass insurance, at actual replacement cost;

                    (iv) Pressure vessel insurance, if applicable;

                    (v) Product liability insurance, if applicable;

                    (vi) Workers' compensation insurance and any other employee benefit insurance sufficient to comply with all laws; and

                    (vii) With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder's risk insurance, in an amount and with coverage reasonably satisfactory to Landlord.

             (b) Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises or the Property: (i) shall, except with respect to insurance required by subparagraph (a)(vi) above, name Landlord, and such others as are designated by Landlord, as additional insureds; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord with Best's ratings of at least A and XI; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord, and (vi) shall contain a so-called "severability" or "cross liability" endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises or the Property or any property therein (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, officers, employees, agents and contractors.

             (c) Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form reasonably satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty days prior to the expiration or cancellation of the policies being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord's Lender, insurance broker, advisor or counsel reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord's Lender, insurance broker, advisor or counsel reasonably deems adequate.

        9.2 LANDLORD'S INSURANCE. With respect to insurance maintained by
Landlord:

             (a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called "fire and extended coverage" form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord's election but without any requirements on Landlord's behalf to do so, (i) may be written in so-called "all risk" form, excluding only those perils commonly excluded from such coverage by Landlord's then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; and/or (iv) may provide coverage for loss of rents for a period of up to twelve months. Landlord shall not be required to cause such insurance to cover any of Tenant's personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

             (b) Landlord shall maintain comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Three Million Dollars ($3,000,000). Landlord may carry such greater coverage as Landlord or Landlord's Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property.

             (c) Landlord may maintain any other insurance which in the opinion of its insurance broker, advisor or legal counsel is prudent in carry under the given circumstances, provided such insurance is commonly carried by owners of property similarly situated and operating under similar circumstances.

        9.3 MUTUAL WAIVER OF SUBROGATION. Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

                                   ARTICLE 10

                            DAMAGE TO LEASED PREMISES

        10.1 LANDLORD'S DUTY TO RESTORE. If the Leased Premises, the Building or the Outside Area are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Lease Commencement Date. Landlord's obligation to restore shall be limited to actual receipt of insurance proceeds and to the improvements constructed by Landlord. Landlord shall have no obligation to restore any Improvements made by Tenant to the Leased Premises or any of Tenant's personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant's personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar conditions as existed at the time immediately prior to such damage or destruction.

        10.2 INSURANCE PROCEEDS. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord's property or would become Landlord's property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord's property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord's property and Tenant's property shall be made pursuant to Paragraph 6.2.

        10.3 LANDLORD'S RIGHT TO TERMINATE. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

             (a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (an "insured peril") to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord, or (ii) fifty percent of the then actual replacement cost thereof;

             (b) The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of
Article 9 of this Lease.

             (c) The Building is damaged by any peril and, because of the laws then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

        10.4 TENANT'S RIGHT TO TERMINATE. If the Leased Premises, the Building or the Outside Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within seven days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

             (a) If the time estimated to substantially complete the restoration exceeds six months from and after the date the architect's or construction consultant's written opinion is delivered; or

             (b) If the damage occurred within twelve months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds one hundred eighty days from and after the date such restoration is commenced.

        10.5 TENANT'S WAIVER. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned "Tenant's Right To Terminate", are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Tenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.

        10.6 ABATEMENT OF RENT. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion in the degree to which Tenant's use of the Leased Premises is materially impaired by such damage.

                                   ARTICLE 11

                                  CONDEMNATION

        11.1 TENANT'S RIGHT TO TERMINATE. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant's business. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

        11.2 LANDLORD'S RIGHT TO TERMINATE. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant's business, or (iii) because of the laws then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

        11.3 RESTORATION. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by laws then in force, repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant's continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.

        11.4 TEMPORARY TAKING. If a portion of the Leased Premises is temporarily taken for a period of one year or less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any portion of the Leased Premises is temporarily taken for a period which exceeds one year or which extends beyond the Lease Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs
11.1 and 11.2 above.

        11.5 DIVISION OF CONDEMNATION AWARD. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant's business or its moving costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

        11.6 ABATEMENT OF RENT. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

        11.7 TAKING DEFINED. The term "taking" or "taken" as used in this
Article 11 shall mean any transfer or conveyance of all or any portion of the Property to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

                                   ARTICLE 12

                              DEFAULT AND REMEDIES

        12.1 EVENTS OF TENANT'S DEFAULT. Tenant shall be in default of its obligations under this Lease if any of the following events occur:

             (a) Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due or shall have failed to deliver the Warrant or honor the terms of the Warrant; or

             (b) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Outside Areas which is prohibited by the terms of this Lease; or

             (c) Tenant shall have failed to perform any term, covenant or condition of this Lease (except those requiring the payment of Base Monthly Rent or Additional Rent or relating to the Warrant, which failures shall be governed by subparagraph (a) above) within thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same; or

             (d) Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of law; or

             (e) Tenant shall have abandoned the Leased Premises; or

             (f) Tenant or any Guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant's (or such Guarantor's) business, and Tenant (or such Guarantor) shall have failed to obtain a return or release of the same within thirty days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

             (g) Tenant or any Guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

             (h) Tenant or any Guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant's consent or over Tenant's objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty days after its original entry; or

             (i) Tenant or any Guarantor of this Lease shall have availed itself of the protection of any debtor's relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.

        12.2 LANDLORD'S REMEDIES. In the event of any default by Tenant, and without limiting Landlord's right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

             (a) Landlord may, at Landlord's election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest at the then maximum rate of interest not prohibited by law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

             (b) Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:

                    (i) Appointment of a receiver or keeper in order to protect Landlord's interest hereunder;

                    (ii) Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

                    (iii) Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Tenant and in the name of Tenant.

             (c) In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 ("lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations"), as in effect on the Effective Date of this Lease.

             (d) In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by law shall be used where permitted. Such damages shall include, without limitation:

                    (i) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; and

                    (ii) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker's fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Leased Premises; (iv) costs of carrying and maintaining the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Tenant's personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney's fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant's default.

        12.3 LANDLORD'S DEFAULT AND TENANT'S REMEDIES. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty
(30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord's default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

        12.4 LIMITATION OF TENANT'S RECOURSE. Tenant's recourse shall be limited to Landlord's interest in the Property. In addition, if Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that
(i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of such business entity, and
(ii) Tenant shall have no recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders or principals. Additionally, if Landlord is a partnership or limited liability company, then Tenant covenants and agrees:

             (a) No partner or member of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership and then only for that sole purpose);

             (b) No service of process shall be made against any partner or member of Landlord except for the sole purpose of securing jurisdiction over the partnership; and

             (c) No writ of execution will ever be levied against the assets of any partner or member of Landlord other than to the extent of his or her interest in the assets of the partnership or limited liability company constituting Landlord.

Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner or member of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made regarding this Lease or the Leased Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.

        12.5 TENANT'S WAIVER. Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.

                                   ARTICLE 13

                               GENERAL PROVISIONS

        13.1 TAXES ON TENANT'S PROPERTY. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant's estate in this Lease, Tenant's ownership of property, improvements made by Tenant to the Leased Premises or the Outside Areas, improvements made by Landlord for Tenant's use within the Leased Premises or the Outside Areas, Tenant's use (or estimated use) of public facilities or services or Tenant's consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, "Tenant's Interest"). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord's property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon Tenant's Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant's behalf and to invoice Tenant for the same. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Failure by Tenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.

        13.2 HOLDING OVER. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over.

        13.3 SUBORDINATION TO MORTGAGES. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord's ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten days after Landlord's written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust. Landlord agrees to use reasonable efforts to obtain from such lessor or lender an agreement to recognize Tenant's rights under this Lease and not to disturb Tenant's quiet possession of the Leased Premises so long as Tenant is not in default under this Lease. If Landlord assigns the Lease as security for a loan, Tenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in the Lease protecting such lender's security interest which are customarily required by institutional lenders making loans secured by a deed of trust.

        13.4 TENANT'S ATTORNMENT UPON FORECLOSURE. Tenant shall attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground lease of the land underlying the Building or the Property, should such ground lease be terminated.

        13.5 MORTGAGEE PROTECTION. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

        13.6 ESTOPPEL CERTIFICATE. Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investors or purchasers of the Building or the Property. Tenant's failure to execute and deliver such estoppel certificate within ten days after receipt of Landlord's request therefor shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant's failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.

        13.7 TENANT'S FINANCIAL INFORMATION. Tenant shall, within twenty (20) business days after Landlord's request therefor, deliver to Landlord a copy of Tenant's (and any guarantor's) most current quarterly and fiscal year financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) and any such other information reasonably requested by Landlord regarding Tenant's financial condition. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such financial statement or other information which is marked "confidential" or "company secrets" (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Landlord.

        13.8 TRANSFER BY LANDLORD. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Upon such transfer, this Lease shall continue in full force and effect, and Tenant shall attorn to any such transferee.

After the date of any such transfer, the term "Landlord" as used herein shall mean the transferee of such interest in the Building or the Property.

        13.9 FORCE MAJEURE. The obligations of each of the parties under this Lease (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.

        13.10 NOTICES. Any notice required or desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by reputable overnight courier service, postage prepaid, addressed to the other party as follows:

        IF TO LANDLORD:                    525 Almanor LLC
                                           c/o Menlo Equities LLC
                                           2180 Sand Hill Road
                                           Suite 100
                                           Menlo Park, California  94025
                                           Attention: Henry Bullock/ Richard
                                           Holmstrom

        with a copy to:                    Cooley Godward LLP
                                           One Maritime Plaza
                                           20th Floor
                                           San Francisco, California  94111
                                           Attention: Paul Churchill

        IF TO TENANT:                      Simplex Solutions, Inc.
                                           521 Almanor
                                           Sunnyvale, CA 94806
        Attention: Mr. Mark Bagby,
                                           Vice President  of Finance

        with a copy to:                    General Counsel Associates LLP
                                           1891 Landings Drive
                                           Mountain View, CA 94043
                                           Attention:  Deborah C. Aikens, Esq.

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery.

        13.11 ATTORNEYS' FEES. In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or the Warrant, or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys' fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party.

        13.12 DEFINITIONS. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

             (a) REAL PROPERTY TAXES. The term "Real Property Tax" or "Real Property Taxes" shall each mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all instruments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Property or any portion thereof, or Landlord's interest herein, or the fixtures, equipment and other property of Landlord that is an integral part of the Property and located thereon, or Landlord's business of owning, leasing or managing the Property or the gross receipts, income or rentals from the Property, (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of person employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property, and all costs and fees (including attorneys' fees) reasonably incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Lease Term, the taxation or assessment of the Property prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Landlord's interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord's business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the terms "Real Property Tax" or "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the terms "Real Property Tax" or "Real Property Taxes." Notwithstanding the foregoing, the terms "Real Property Tax" or "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord's income from all sources.

             (b) LANDLORD'S INSURANCE COSTS. The term "Landlord's Insurance Costs" shall mean the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Building and the Property and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

             (c) PROPERTY MAINTENANCE COSTS. The term "Property Maintenance Costs" shall mean all costs and expenses (except Landlord's Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Property and all parts thereof, including without limitation, (i) market rate professional management fees, (ii) the amortizing portion of any costs incurred by Landlord in the making of any modifications, alterations or improvements required by any governmental authority as set forth in Article 6, which are so amortized during the Lease Term, and (iii) such other costs as may be paid or incurred with respect to operating, maintaining, and preserving the Property, such as repairing and resurfacing the exterior surfaces of the Building (including roofs), repairing and resurfacing paved areas, repairing and replacing structural parts of the Building, and repairing and replacing, when necessary, electrical, plumbing, heating, ventilating and air conditioning systems serving the Building.

        Notwithstanding anything to the contrary contained in this Lease, "Property Maintenance Costs" shall not include costs incurred to investigate, monitor, remove, remediate or otherwise remedy the presence of any Excluded Hazardous Materials. In addition, any capital expenditure made during the term of this Lease (as it may be extended), such as, without limitation, capital expenditures in connection with the Building's roof, HVAC system, plumbing, electrical system, parking lot, landscaping, life safety systems or the Building's structure (unless such capital expenditure is made necessary as a result of Tenant's act or omission or as a result of Tenant's particular use of the Leased Premises) shall be paid for by Landlord and amortized over the useful life of the capital improvements in accordance with generally accepted accounting principles, and Tenant shall pay Tenant's Share of such amortized costs to Landlord on a money basis during the remainder of the Term (as extended).

             (d) PROPERTY OPERATING EXPENSES. The term "Property Operating Expenses" shall mean and include all Real Property Taxes, plus all Landlord's Insurance Costs, plus all Property Operating Costs.

             (e) LAW. The term "Law" shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Property, or any of them, in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

             (f) LENDER. The term "Lender" shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

             (g) PRIVATE RESTRICTIONS. The term "Private Restrictions" shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Outside Areas.

             (h) RENT. The term "Rent" shall mean collectively Base Monthly Rent and all Additional Rent.

        13.13 GENERAL WAIVERS. One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

        13.14 MISCELLANEOUS. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term "party" shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms "must," "shall," "will," and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Landlord's consent is required hereunder, the consent of any Lender shall also be required. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

                                   ARTICLE 14

                               CORPORATE AUTHORITY
                          BROKERS AND ENTIRE AGREEMENT

        14.1 CORPORATE AUTHORITY. If Tenant is a corporation, each individual executing this Lease on behalf of such corporation represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State in which the Leased Premises are located, that Tenant has the full right and legal authority to enter into this Lease, and that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with its terms. Tenant shall, within thirty days after execution of this Lease, deliver to Landlord a certified copy of the resolution of its board of directors authorizing or ratifying the execution of this Lease and if Tenant fails to do so, Landlord at its sole election may elect to terminate this Lease.

        14.2 BROKERAGE COMMISSIONS. Tenant represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder's fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant's agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder's fee by reason of its leasing the Leased Premises pursuant to this Lease. Upon execution of this Lease, Landlord agrees to pay a commission to Broker in accordance with a separate agreement between Landlord and Broker.

        14.3 ENTIRE AGREEMENT. This Lease and the Exhibits (as described in
Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

        14.4 LANDLORD'S REPRESENTATIONS. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant's intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant's business, or (iii) the exact square footage of the Leased Premises, and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord's agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.

                                   ARTICLE 15

                                OPTIONS TO EXTEND

        15.1 So long as Simplex Solutions, Inc. is the Tenant hereunder and occupies the entirety of the Leased Premises, and subject to the condition set forth in clause (b) below, Tenant shall have one option to extend the term of this Lease with respect to the entirety of the Leased Premises, for a period of sixty (60) months from the expiration initial Lease Term (the "Extension Period"), subject to the following conditions:

             (a) the option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than two hundred seventy (270) days nor less than two hundred and ten days prior to the expiration of the Lease Term;

             (b) Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the extension option or on the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate such option to extend upon notice to Tenant.

        15.2 In the event the option is exercised in a timely fashion, the Lease shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease, provided that the Base Monthly Rent for each extension period shall be the "Fair Market Rent" for the Leased Premises. For purposes hereof, "Fair Market Rent" shall mean the Base Monthly Rent determined pursuant to the process described below. In no event, however, shall any adjustment of Base Monthly Rent pursuant to this paragraph result in a decrease of the Base Monthly Rent for the Leased Premises below the amount due from Tenant for the preceding portion of the initial Lease Term for which Base Monthly Rent had been fixed.

        15.3 Within 30 days after receipt of Tenant's notice of exercise, Landlord shall notify Tenant in writing of Landlord's estimate of the Base Monthly Rent for the Extension Period, based on the provisions of Paragraph 15.2 above. Within 30 days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord's statement of Base Monthly Rent as the Base Monthly Rent for the Extension Period; or (ii) elect to arbitrate Landlord's estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such 30-day period shall constitute acceptance of the Base Monthly Rent for the applicable extension period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within 90 days after the date of Tenant's election, subject to extension for an additional 30-day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

        15.4 In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the location determined by Landlord in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

             (a) Tenant shall make demand for arbitration in writing within 30 days after service of Landlord's determination of Fair Market Rent given under Paragraph 15.3 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar industrial, research and development, or office space in the Silicon Valley area who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within 15 days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

             (b) In the event that two arbitrators are chosen pursuant to Paragraph 15.4(a) above, the arbitrators so chosen shall, within 15 days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such 15-day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph 15.4(a). In the event they are unable to agree upon such appointment within seven days after expiration of such 15-day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of 15 days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the County of Santa Clara, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge's full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

             (c) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within 15 days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

             (d) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within 15 days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys' fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

             (e) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

                                   ARTICLE 16

                                OPTIONS TO EXPAND

        16.1 RIGHT OF FIRST OFFER. So long as Simplex Solutions, Inc. is the Tenant hereunder and occupies the entirety of the Leased Premises, and subject to the conditions set forth in this Article, Tenant shall have the right of first offer to lease (the "First Offer Right") the 56,340 square feet delineated on Exhibit A (the "Expansion Space");

             (a) Upon the expiration or earlier termination of the lease pursuant to which the current Tenant leases the Expansion Space, Landlord shall give written notice to Tenant that the Expansion Space will be available ("Landlord's Expansion Space Notice").

             (b) Within five (5) days following the giving of Landlord's Expansion Space Notice, Tenant shall give written notice to Landlord, exercising its First Offer Right and indicating that Tenant wishes to rent the Expansion Space on the same terms as contained in this Lease (with the exception of rent and term), and describing the rent Tenant is willing to pay, and the proposed length of the proposed term. Tenant shall not offer to rent the Expansion Space for less than the then current rental rate for the Leased Premises nor for a term of less than sixty (60) months. Tenant's notice of election to exercise shall also contain Tenant's certification and supporting material that it has a market capitalization of not less than $100,000,000, and cash or cash equivalents of not less than $10,000,000, along with such evidence as Landlord may require in connection with Tenant's credit history and financial condition.

             (c) Landlord and Tenant shall have thirty (30) days following Landlord's receipt of Tenant's election to exercise its First Offer Right within which to agree upon the terms upon which Landlord is willing to lease to Tenant and Tenant is willing to take from Landlord the Expansion Space and to execute an amendment to this Lease adding the Expansion Space to the Leased Premises and setting forth the agreed upon rent and term.

             (d) In the event that the parties fail to reach agreement and execute a lease for the Expansion Space within such thirty (30) day period, Tenant shall have no further rights with respect to such Expansion Space.

        16.2 TERMINATION OF RIGHT OF FIRST OFFER. Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises its First Offer Right or during the thirty (30) day negotiation period, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate such First Offer Right upon notice to Tenant.

                                   ARTICLE 17

                                TELEPHONE SERVICE

        17.1 Notwithstanding any other provision of this Lease to the contrary:

        Landlord shall in its sole discretion have the right, by written notice to Tenant, to elect to assume limited responsibility for intra-building network cable ("INC"), as provided below, and upon such assumption of responsibility by Landlord, this Article shall apply prospectively.

             (a) Landlord shall provide Tenant access to such quantity of pairs in the INC as is determined to be available by Landlord in its reasonable discretion. Tenant's access to the INC shall be solely by arrangements made by Tenant, as Tenant may elect, directly with Pacific Bell or Landlord (or such vendor as Landlord may designate), and Tenant shall pay all reasonable charges as may be imposed in connection therewith. Pacific Bell's charges shall be deemed to be reasonable. Subject to the foregoing, Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Leased Premises or for providing telephone service or connections from the utility to the Leased Premises, except as required by law.

             (b) Tenant shall not alter, modify, add to or disturb any telephone wiring in the Leased Premises or elsewhere in the Building without the Landlord's prior written consent, which shall not be unreasonably withheld or delayed. Tenant shall be liable to Landlord for any damage to the telephone wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone closets within the Building, except in the manner and under procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone service to the Leased Premises.

             (c) All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring in the Building shall be a Property Maintenance Cost.

             (d) Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) in the event Tenant's telecommunications services in any way are interrupted, damaged or rendered less effective, except to the extent caused by the grossly negligent or willful act or omission by Landlord, its agents or employees. Tenant acknowledges that Landlord meets its duty of care to Tenant with respect to the Building INC by contracting with a reliable third party vendor to assume responsibility for the maintenance and repair thereof (which contract shall contain provisions requiring such vendor to inspect the INC periodically (the frequency of such inspections to be determined by such vendor based on its experience and professional judgment), and requiring such vendor to meet local and federal requirements for telecommunications material and workmanship). Subject to the foregoing, Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Leased Premises, or otherwise, due to the interruption or failure of telephone services to the Leased Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone service to the Leased Premises for any reason. Tenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone service.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

                                      LANDLORD:


                                      525 ALMANOR LLC,
                                          a California limited liability company

                                      By: Menlo Equities LLC, a
                                          California limited liability company,
                                          its Managing Member

                                      By: Menlo Equities, Inc., its Managing
                                          Member

Dated:                                By: [ILLEGIBLE]
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Its: President
                                           ---------------------------------

                                      TENANT:

                                      SIMPLEX SOLUTIONS, INC.,
                                      a California corporation

Dated:                                By: [ILLEGIBLE]
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Title: Director of Finance
                                           ---------------------------------

Dated:                                By:
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Title:
                                           ---------------------------------

                                    EXHIBIT A

                                    SITE PLAN

          [SHOW INITIAL PREMISES, ADDITIONAL SPACE AND EXPANSION SPACE]

                                    EXHIBIT B

                                   FLOOR PLAN

                                    EXHIBIT C

                                   WORK LETTER

        THIS WORK LETTER, dated March 21, 1997, is entered into by and between 521 ALMANOR LLC, a California limited liability company ("Landlord") and SIMPLEX SOLUTIONS, INC., a Delaware corporation ("Tenant"). On or about the date hereof, Landlord and Tenant entered into that certain Lease (the "Lease") for certain premises (the "Leased Premises") 521 Almanor Avenue in Sunnyvale, California (the "Building"). This Work Letter sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the portion of the Leased Premises known as the Additional Space. All defined terms used herein shall have the meaning set forth in the Lease, unless otherwise defined in this Work Letter.

        1. CONSTRUCTION OF TENANT IMPROVEMENTS. Landlord shall, through its general contractor (the "Contractor"), furnish and install within the Additional Space, substantially in accordance with the plans and specifications to be approved by Landlord and Tenant pursuant to paragraph 2 below, certain items of general construction (the "Tenant Improvements"). The quantities, character and manner of installation of all of the Tenant Improvements shall be subject to the limitations imposed by any applicable governmental regulations relating to conservation of energy and by applicable building codes and regulations. In addition, Tenant agrees that Landlord shall not be required to perform work which would (i) require changes to structural components of the Building or the exterior design of the Building; (ii) require any material modification to the Building's mechanical or electrical systems; (iii) be incompatible with the Building plans filed with the City of Sunnyvale; or (iv) delay the completion of the Additional Space beyond the Intended Commencement Date.

        2. SPACE PLANNING.

             (a) Landlord and Tenant acknowledge and agree that Tenant will prepare for Landlord's approval comprehensive space planning documents (once approved by Landlord, the "Space Planning Documents"). Tenant agrees that such space planning documents are or, after revisions requested by Landlord, shall be sufficient to enable Landlord's architect and engineers to prepare the Working Drawings (as defined below).

             (b) All planning and interior design services relating to furniture and equipment, such as selection of colors, finishes, fixtures, furnishings or floor coverings, will be included in the cost of the Tenant Improvements, shall be subject to prior written approval of Landlord, and shall be timely delivered so as not to impede the design and construction of the Tenant Improvements.

             (c) Upon execution of the Lease and this Work Letter by Tenant and receipt by Landlord of the Space Planning Documents, Landlord shall be authorized to cause its architect and engineers to prepare the Working Drawings.

        3. APPROVAL OF WORKING DRAWINGS.

             (a) Landlord and Tenant acknowledge that Landlord shall retain an architect and engineers to prepare all architectural and engineering plans and specifications required for the construction of the Tenant Improvements in conformance with the base building and tenant improvement standard specifications of the Building (the "Working Drawings"), and to prepare drawings and specifications for Changes (as defined below), if any, requested or required pursuant to paragraph 5 below.

             (b) Landlord shall submit the completed Working Drawings to Tenant for Tenant's approval. Tenant will provide written approval of the Working Drawings within five days after such submission. If Tenant disapproves any part of the submission, the disapproval shall include written instructions adequate for Landlord's architect and engineers to revise the Working Drawings. Such revisions shall be subject to Landlord's approval, which shall not be unreasonably withheld or delayed. Tenant will finally approve the revised Working Drawings within two business days after submission thereof to Tenant. If Tenant's instructions necessitate (i) revisions to the Working Drawings (as originally submitted) which do not conform with the Space Planning Documents, or
(ii) a change of scope relative to the Space Planning Documents, the costs incurred by Landlord as a result of such instructions (including, without limitation, the cost of revising the Working Drawings) shall be promptly borne and paid by Tenant upon demand by Landlord.

             (c) If Tenant fails to approve the Working Drawings or the required Working Drawings within the applicable periods set forth in subparagraph 3(b) above, then (A) Landlord shall not be obligated to commence construction of the Tenant Improvements, (B) Tenant shall be responsible for any resulting delay, and the cost of such delay, in Landlord's completion of the Tenant Improvements and delivery of the Additional Space, and (C) any such delay shall be deemed a Tenant Delay (as defined below).

             (d) Upon Tenant's approval of the Working Drawings, Landlord shall be authorized to cause the Contractor to proceed with the construction of the Tenant Improvements in accordance with the Working Drawings.

        4. COST OF TENANT IMPROVEMENTS. It is anticipated that the cost of the Tenant Improvements shall be approximately $400,000 (which cost shall include, without limitation, the costs of construction, the cost of permits and permit expediting, and all architectural and engineering services obtained by Landlord in connection with the Tenant Improvements, the contractor's fees, and Landlord's fee for construction administration in an amount equal to the amount charged by any construction manager retained by Landlord). Landlord shall pay the first $100,000 incurred in connection with the construction of the Tenant Improvements and a portion of the remaining costs to complete the Tenant Improvements in accordance with the following provisions, but in no event shall Landlord be responsible for paying more than a total of $300,000 in connection with the Tenant Improvements (the "Tenant Improvement Allowance").

        Once Landlord has paid $100,000 toward the costs of the Tenant Improvements, subsequent costs of constructing the Tenant Improvements shall be borne two thirds by Landlord and one third by Tenant, until Landlord has expended the total $300,000 Tenant Improvement Allowance.

        Tenant shall bear and pay the cost of the Tenant Improvements in excess of the $300,000 Tenant Improvement Allowance, if any. The cost of the Tenant Improvements shall exclude the cost of furniture, fixtures and inventory and other items of Tenant's Work (as defined below).

        5. CHANGES.

             (a) Any request by Tenant for a change in the Tenant Improvements after approval of the Working Drawings (a "Change") shall be accompanied by all information necessary to clearly identify and explain the proposed Change. As soon as practicable after receipt of such an estimate request form, Landlord shall notify Tenant of the estimated cost of such Change as well as the estimated increase in construction time caused by the Change, if any. Tenant shall approve in writing such estimates within two days after receipt of Landlord's notice. Upon receipt of such written request, Landlord shall be authorized to cause the Contractor to proceed with the implementation of the requested Change.

             (b) The increased cost and time, as reasonably determined by Landlord, of all Changes, including the cost of architectural and engineering services required to revise the Working Drawings to reflect such Changes, the Contractor's overhead and fee, and Landlord's fee for construction administration services, shall be treated as costs of the Tenant Improvements, and shall be as reasonably determined by Landlord upon completion of the Tenant Improvements, subject only to Landlord's furnishing to Tenant appropriate back-up information from the Contractor concerning the increased costs and increased construction time.

        6. TENANT'S WORK. Landlord and Tenant acknowledge and agree that certain work required for Tenant's occupancy of the Additional Space, including but not limited to the procurement and installation of furniture, fixtures, equipment, artwork and interior signage are beyond the scope of the Tenant Improvements and shall be performed by Tenant or its contractors at Tenant's sole cost and expense. All such work ("Tenant's Work") shall be subject to Landlord's prior written approval. Tenant shall adopt a construction schedule for Tenant's Work in conformance with the Contractor's schedule, and shall perform Tenant's Work in such a way as not to hinder or delay the operations of Landlord or the Contractor in the Building. Any costs incurred by Landlord as a result of any interference with Landlord's operations by Tenant or its contractors shall be promptly paid by Tenant to Landlord upon demand. Landlord shall make all reasonable efforts to notify Tenant of any such interference of which Landlord has actual knowledge, but failure to provide such notice shall in no way limit Landlord's right to demand payment for such costs. Tenant's contractors shall be subject to Landlord's prior written approval, and to the administrative supervision of the Contractor. Tenant's Work shall comply with all of the following requirements:

             (a) Tenant's Work shall not proceed until Landlord has approved in writing: (i) Tenant's contractors (which approval shall not be unreasonably withheld or delayed), (ii) proof of the amount and coverage of public liability and property damage insurance carried by Tenant's contractors in the form of an endorsed insurance certificate naming Landlord, the Contractor, and the agents of Landlord and the Contractor as additional insureds, in an amount not less than two million dollars, and (iii) complete and detailed plans and specifications for Tenant's Work.

             (b) Tenant's Work shall be performed in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any event, all Tenant's Work shall comply with all applicable laws, codes and ordinances of any governmental entity having jurisdiction over the Building. Landlord shall have no responsibility for Tenant's failure to comply with such applicable laws. Any and all delay in obtaining a certificate of occupancy due to Tenant's vendors is the responsibility of Tenant and shall be a Tenant Delay.

             (c) Tenant shall promptly pay Landlord upon demand for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, by reason of damage to existing work caused by Tenant or its contractors, or by reason of inadequate cleanup by Tenant or its contractors.

        7. COMPLETION; TENANT DELAY.

             (a) Upon the earlier to occur of (i) Landlord's delivery to Tenant of a certificate of occupancy issued by the City of Sunnyvale for the Additional Space, (ii) Tenant's occupancy of all or part of the Additional Space, (iii) the date that Landlord's architect furnishes a certificate of substantial completion confirming that the Tenant Improvements have been substantially completed, subject to minor details of construction, decoration or mechanical adjustment which do not unreasonably affect Tenant's ability to do business in the Additional Space, or (iv) the date upon which Tenant opens for business in the Additional Space, but in no event (other than Force Majeure) later than July 14, 1997, the Tenant Improvements shall be deemed complete and possession of the Additional Space shall be deemed delivered to Tenant for all purposes under the Lease.

             (b) If Landlord shall be delayed in substantially completing the Tenant Improvements as a result of:

                    (i) Tenant's failure to furnish the information, instructions and plans required in paragraph 3 or approve the Working Drawings, within the applicable time periods specified in paragraph 3; or

                    (ii) Any changes in the scope of the Tenant Improvements from that set forth in the Space Planning Documents, or any Changes to the Working Drawings requested by Tenant after approval thereof pursuant to paragraph 5 (including without limitation Tenant Changes which are requested but not subsequently approved by Tenant pursuant to paragraph 5); or

                    (iii) Any interruption or interference in Landlord's construction of the Tenant Improvements caused by Tenant, its contractors or its vendors; or

                    (iv) Tenant's failure to timely pay any amounts which Tenant is obligated to pay under this Work Letter; or

                    (v) Any other act, neglect, failure or omission of Tenant, its agents, employees or contractors (items (i) through (v) above being collectively referred to as "Tenant Delays");

then the date upon which the payment of rental under the Lease, shall commence shall be advanced by the cumulative duration of such Tenant Delays.

        (c) Within thirty (30) days of delivery of the Additional Space to Tenant, Tenant shall have the right to submit a written "punchlist" to Landlord, setting forth any defective item of construction, and Landlord shall submit such list to the contractor who shall cause such item to be corrected. Landlord shall have no obligation to pay for any such correction if to do so would cause Landlord to pay more than $300,000 toward the costs of the Tenant Improvements. Landlord hereby assigns to Tenant all warranties obtained by Landlord in connection with the construction of the Tenant Improvements, and agrees to allow Tenant to enforce such warranties in cooperation with Landlord.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as of the respective dates set forth below.

                                      LANDLORD:


                                      525 ALMANOR LLC,
                                          a California limited liability company

                                      By: Menlo Equities LLC, a
                                          California limited liability company,
                                          its Managing Member

                                      By: Menlo Equities, Inc., its Managing
                                          Member

Dated:                                By: [ILLEGIBLE]
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Its: President
                                           ---------------------------------

                                      TENANT:

                                      SIMPLEX SOLUTIONS, INC.,
                                      a California corporation

Dated:                                By: [ILLEGIBLE]
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Title: Director of Finance
                                           ---------------------------------

Dated:                                By:
      -----------------------------      -----------------------------------

                                      Name:
                                           ---------------------------------

                                      Title:
                                            ---------------------------------

                                    EXHIBIT D

                                 FORM OF WARRANT



                                      D-1